Exhibit 99.3
FORM OF LETTER TO NOMINEE HOLDERS
WHOSE CLIENTS ARE BENEFICIAL HOLDERS
INTELLIGENT SYSTEMS CORPORATION
4,478,971 Shares of Common Stock
Offered Pursuant to Rights Distributed to Record Stockholders of
Intelligent Systems Corporation
                    , 2009
To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:
          This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Intelligent Systems Corporation (the “Company”) of shares of its Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) being distributed to all holders of record (“Record Holders”) of shares of Common Stock at 5:00 p.m., Eastern Daylight Time, on                     , 2009 (the “Record Date”). The Rights are described in the Company’s Prospectus, dated                     , 2009 (the “Prospectus”).
          The Rights will expire, if not exercised, by 5:00 p.m., Eastern Daylight Time, on                     , 2009, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).
          As described in the accompanying Prospectus, each Record Holder will receive one Right for each share of Common Stock owned of record as of the close of business on the Record Date. In the Rights Offering, the Company is offering an aggregate of 4,478,971 shares of its Common Stock (the “Underlying Shares”) pursuant to the Prospectus.
          Each whole Right will allow the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $                     per share (the “Subscription Price”).
          In addition, each holder of Rights who exercises his Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same Subscription Price of $                     per share for up to 400,000 additional shares of Common Stock if any shares are not purchased by other holders of subscription rights under their Basic Subscription Privileges as of the Expiration Date (the “Excess Shares”). Underlying Shares will only be awarded to such holders, however, if other holders of Rights do not subscribe for all the Underlying Shares available to them under their Basic Subscription Privilege.
          If there is an insufficient number of Excess Shares available to fully satisfy the over-subscription requests of holders of Rights, holders who exercised their Over-Subscription Privilege will receive the available shares pro rata in proportion to the number of Underlying Shares that holders of Rights who exercised their Over-Subscription Privilege purchased by exercising their Basic Subscription Privilege. In certain situations, allocating the remaining Excess Shares on this basis could result in a holder receiving an allocation of a greater number of shares than he subscribed for under his Over-

Subscription Privilege. If this occurs, then we will allocate to such holder only the number of Underlying Shares for which he subscribed. We will allocate the remaining Excess Shares among all other holders exercising their Over-Subscription Privilege on the pro rata basis described above. For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Privilege.
          If a holder does not receive the full number of Underlying Shares for which he subscribed, any excess subscription payment will be returned, without interest or deduction, promptly after the expiration of the rights offering.
          The Rights are evidenced by a Rights certificate (a “Subscription Rights Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner as of the Record Date. Rights may not be sold, transferred or assigned; provided, however , that Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).
          We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.
          Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights. If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.
          All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.
          Enclosed are copies of the following documents:
1.	Prospectus;

2.	Instructions for Use of Intelligent Systems Corporation Subscription Rights Certificates;

3.	A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4.	Nominee Holder Certification; and

5.	A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.
          Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate with payment of the Subscription Price on or prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for by cashier’s or certified check drawn upon a United States bank payable to American Stock Transfer & Trust Company, as Subscription Agent, or by wire transfer of immediately available funds, to the subscription account maintained by the Subscription Agent at                                                                , Account No.                     . Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise the Rights held in your name on behalf of yourself or other beneficial owners. A Rights holder cannot revoke the exercise of his Rights. Rights not exercised prior to the Expiration Date will expire without value.
          Additional copies of the enclosed materials may be obtained from the information agent,                                                                , at                                                               , Telephone: (___) ___-___.
Very truly yours,
INTELLIGENT SYSTEMS CORPORATION
          NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF INTELLIGENT SYSTEMS CORPORATION, THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.